Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-291518) and Form S-8 (File No. 333-285596, 333-277834, 333-270393, 333-263648, 333-254686 and 333-236170) of Black Diamond Therapeutics, Inc. of our report dated March 16, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 16, 2026